Exhibit 10.1
MASTER SERVICES AGREEMENT
This MASTER SERVICES AGREEMENT (the “Agreement”) is made by and between TETRA Bromine Project LLC, a Delaware limited liability company (“Company” or “Owner”) and the contractor identified on the signature page of this Agreement (“Contractor”) effective as of the last date shown on the signature page ("Effective Date"). Company and Contractor are individually referred to herein as a “Party” and collectively as the “Parties”.
1.Scope of Agreement. Company may from time to time retain the services of Contractor in connection with the provision of certain services as may be agreed to in writing hereinafter (the “Work”). The Work to be performed under this Agreement shall be rendered in accordance with the specifications, if any, provided by Company to Contractor in any written work order, delivery ticket, invoice or other written agreement, including an email from Company indicating a specification with respect to Work, hereafter executed by the Parties (in each case, a “Work Order”) and in accordance with the provisions of this Agreement. The Work Order shall be in a form similar to that shown in Exhibit “A” or otherwise contain the substance of the matters described therein in writing.
2.Request for Goods and/or Services by Company. Upon Company notifying Contractor of the Work desired, and Contractor’s acceptance of the offer to perform such Work, Contractor will commence furnishing the same at the agreed-upon time and place as specified in any relevant Work Order, and will continue such Work diligently and without delay, in a good and workmanlike manner to completion. This Agreement does not obligate Company to order Work from Contractor or to accept Contractor’s offers in response to a request for Work nor does it obligate Contractor to accept such Work, but it shall control and govern all Work ordered by Company and accepted, in writing, by Contractor during the term hereof.
3.Performance of Work.
(a)Costs. Unless as otherwise agreed, in writing, Contractor shall furnish at its own expense and cost any and all necessary labor, machinery, equipment, tools, transportation and whatever else is necessary in the performance and completion of the Work. If applicable, Company will furnish such labor, machinery, equipment, tools, transportation and other items as Company specifically agrees, in writing, to furnish. Upon completion of the Work, Contractor will remove any materials and equipment from the Work Site (as defined below), will clean up the Work Site in a good and workmanlike manner, and will pile excess or unused material (if any) at points or places designated by Company.
(b)Independent Contractor; Subcontractors. It is expressly understood that Contractor is an independent contractor and that neither Contractor nor Contractor’s principals, partners, employees, or Subcontractors are servants, agents or employees of Company. As used in this Agreement, “Subcontractors” shall mean all vendors, suppliers, material-persons and consultants, as well as sub-subcontractors of any tier, providing work, materials or services directly or indirectly to Contractor in connection with the Work. Contractor shall be responsible for the supervision and control of Contractor’s employees and for determining the manner in which the Work is performed, including, but not limited to, the hours of labor of or method of payment to Contractor’s employees. As an independent contractor, Contractor agrees to, and to cause its Subcontractors to, comply with all federal, state and local laws, rules, statutes, orders, ordinances and regulations which now or in the future may be applicable to Contractor’s or such Subcontractor’s business, equipment or employees engaged in, or in any manner connected with, their performance hereunder, including all or any portion of the Work or the Work Site (“Applicable Laws”).
(c)Applicable Laws. Contractor agrees at all times in the performance of this Agreement to, and to cause its Subcontractors (as applicable) to, abide by all Applicable Laws and to remedy any violation of such Applicable Laws within a reasonable time and to pay and discharge all final adjudicated charges, penalties and fines imposed or levied upon Company or any of its Affiliates (as defined in Section 6) as a direct and sole result of such violation or violations, specifically including any such fines, levies or penalties assessed as a result of any federal, state or local governmental or private health, safety and/or environmental act.
(d)Impositions. Contractor agrees to, and to cause its Subcontractors (as applicable) to, pay and discharge all valid taxes, charges or other impositions arising out of, in connection with or resulting from the Work, and to comply with all Applicable Laws related to employee matters including payroll tax laws, old age pension laws, equal employment opportunity laws and unemployment laws, including, but not limited to, payment of all contributions legally due or payable as a result of any governmental or private pension or profit-sharing plans with reference to Contractor’s employees engaged in the performance of any Work hereunder. The amount due as herein provided shall be paid by Company to Contractor, subject, however, to the right of Company to withhold payments in accordance with the requirements of any Applicable Law with respect to liens for labor or material or in connection with any disputed payment by Company. Contractor shall pay promptly all indebtedness for labor, materials and equipment used in performance of the Work. Contractor shall not be entitled to receive final payment from Company until Contractor furnishes evidence satisfactory to Company of full payment of such indebtedness.
(e)Liens. Provided Company is in compliance with its payment obligations hereunder, Contractor shall not permit any lien or charge to attach to the Work or the Work Site. Should Contractor or any Subcontractor or any other person or entity acting through or under or by reason of Contractor or any Subcontractor file a lien against all or any portion of the Work or the Work Site, or any related project or facility, and Company is in compliance with its payment obligations hereunder, Contractor shall, at its sole cost and expense, remove and fully discharge, by payment, bond or otherwise, such lien within ten (10) days of the filing of such lien. If Contractor fails to remove and fully discharge any such lien within such ten (10)-day period, then Company may, in its sole discretion, remove and discharge such lien using whatever means that Company deems appropriate. In such circumstance, Contractor shall be liable to Company for, and shall indemnify Company from and against, any and all Losses incurred by Company arising out of or relating to such removal and discharge. Contractor shall pay (directly, by offset, or by collection on any credit support required hereunder, at Company’s sole discretion) all such liabilities no later than thirty (30) days after receipt of each invoice from Company.
(f)Lien Waiver. In consideration of final payment under a Work Order or in consideration of each Subcontractor’s final payment from Contractor under its subcontract, as applicable, and as a concurrent condition to final payment to Contractor following any earlier termination of such Work, Contractor shall deliver to Company: (i) a lien waiver and release executed by Contractor and (ii) lien waivers and releases from each Subcontractor having subcontracts in excess of $10,000. Each such lien waiver and release shall be in form and substance acceptable to Company and any of its lenders and shall release the members of the Company Group from and against any and all claims, losses, damages, costs, expenses, fines, suits, demands, causes of actions or judgments that Contractor or such Subcontractor, as applicable, has or may have in connection with such Work, the Work Site and any related facility or project, or on account of performance under the applicable Work Order and shall waive and release and quit claim all liens with respect to such Work and the Work Site, any related facility or project, or any other real or personal property or fixtures relating thereto. Anything to the contrary notwithstanding, Contractor’s obligations under this section 3(e) – (f) are subject to Company’s payment of all reasonably undisputed amounts due and payable to Contractor in accordance with the terms of this Agreement or any applicable Work Order.
(g)Warranty; Non-conforming Work. Contractor warrants that (i) it and its Subcontractors, if any, will perform the Work in a good and workmanlike manner in accordance with this Agreement and prudent industry practices, (ii) their respective employees and agents have been reasonably trained in accordance with prudent industry practices to follow all Applicable Laws and work safely, and (iii) that any equipment used in furtherance of the Work and the Work, shall be (A) of the kind and quality required pursuant to, and otherwise in accordance with, this Agreement, (B) free from defects and deficiencies in materials and workmanship, (C) installed, thoroughly tested and inspected, and safe in accordance with prudent industry practices and manufactures’ requirements, (D) with respect to equipment or any component of equipment, composed and made of only proven technology, of a type in commercial operation at the date of this Agreement, with conditions substantially similar to those contained herein. Contractor acknowledges that Company will rely upon these representations when requesting Work and entering into any Work Orders. For a period of eighteen (18) months after issuance of a certificate of final acceptance of the Work by Company (the “Warranty Period) but in no event no later than December 31, 2029”), Contractor warrants that the Work to be provided pursuant to this Agreement shall conform to the terms of this Agreement and the specifications set forth in any relevant Work Order, executed or otherwise agreed in writing to by Contractor and Company. If a defect or non-conformance arises during performance of the Work or during the Warranty Period, Contractor shall, at Company’s election, promptly re-perform, repair, or replace, at Contractor’s expense, any portion of the Work which is defective or non-conforming. Contractor shall initiate reperformance, repair, and/or replacement efforts no later than ten (10) days after receipt of notice of defective or non-conforming Work from Company. If Contractor fails to do so within a reasonable period after notice from Company, Company may, at its option, perform or have performed such re-performance, repair, or replacement, and Contractor shall be liable for all costs and expenses incurred by Company in connection therewith. Notwithstanding the expiration of the Warranty Period, Contractor shall remain liable for latent defects in the Work, and shall, at its own cost, promptly correct any such defects discovered by Company, provided such claim is made within the applicable statute of limitations or repose. By way of illustration and not exclusion, latent defects and latent deficiencies include defects or deficiencies which were in existence during the Warranty Period but were not visually apparent to the naked eye during the Warranty Period. The remedies set forth in this Section are in addition to, and not in limitation of, any other rights or remedies available to Company at law or in equity.
(h)Liquidated Damages. Time is of the essence in the performance of Work under this Agreement and any Work Order. To the extent directly and solely caused by an act or omission of Contractor (or Contractor’s other contractors or subcontractors), Contractor shall pay to Company liquidated damages in the amounts set forth below for each consecutive day due to (a) failure to achieve substantial completion of the Work by any completion date described in any Work Order (substantial completion shall refer to when Contractor has satisfied, at Company’s discretion per engineered drawings, all requirements for completion of the whole of the Work Order); and/or (b) failure to initiate and/or complete the appropriate cure hereunder in a timely manner of any non-conforming Work will cause Company to incur substantial economic damages and losses of types and in amounts which are impossible to compute and ascertain with certainty as a basis for recovery by Company of actual damages, and that such liquidated damages represent a fair, reasonable and appropriate estimate thereof. Such liquidated damages are intended to represent estimated actual damages and are not intended as a penalty, and Contractor shall pay them to Company without limiting Company’s right to other remedies including but not limited to terminating the performance of Work for default as provided in this Agreement. If this Agreement is terminated by Company, Liquidated Damages shall not exceed $2,000,000.
Days 1-10: $1,000 per day
Days: 11-20: $2,000 per day
Days: 21-30: $4,000 per day
More than 30 days: $7,500 per day
No liquidated damages will accrue to the extent such failure is directly and solely caused by an act or omission of Company (or Company’s other direct contractors) (in that event, referred to herein as a “Company-Caused Delay”). Liquidated damages will be tolled during any such period of Company-Caused Delay and the applicable completion date(s) for the applicable Work shall be extended by the agreed upon number of days, no less than one day for the duration of any such Company-Caused Delay. Subject to (h)(a) above, Liquidated Damages shall not apply to the extent the facility is not capable of operations due to reasons not directly and solely caused by an act or omission of Contractor and/or its Work. The Parties may, by mutual agreement executed in accordance with Section 14, extend the substantial completion date set forth in any Work Order and/or the final completion date. Any such extension shall toll the accrual of liquidated damaged for the agreed extension period.
4.Obligations of Contractor.
(a)Protection of Property. Contractor shall, and shall cause all Subcontractors to, use reasonable efforts to perform the Work in a manner that shall cause the minimum inconvenience to, and shall avoid damaging the property of landowners and tenants wherever involved. To the extent Contractor or any Subcontractor damages any such property, Contractor shall promptly notify Company thereof, and restore it to the condition it was in immediately prior to causing such damage.
(b)Permits. Unless specified to the contrary in the Work Order or otherwise in writing, Contractor shall obtain and pay for, at its cost, any necessary permits, licenses and similar authorizations for Contractor that are required to be obtained in order for Contractor to perform its portion of the Work.
(c)Familiarity with the Work. Contractor acknowledges it is generally familiar with, and understands, the nature of the Work, the environment, and the difficulties which may be incident to performing the Work and, upon arriving at the site at which Work is to be performed (the “Work Site”) but prior to commencing Work, Contractor will conduct a reasonable inspection of the Work Site. Contractor is responsible for all necessary safety precautions in connection with its Work. Notwithstanding the foregoing, Contractor shall not have any responsibility or liability to Company for pre-existing environmental contamination, or, subject to sub-clause (b) of Section 6(g), the existence of hazardous materials extant at any Work Site, or for any concealed or latent conditions unknown to Contractor, if such condition is of an unusual nature or differs materially from conditions usually or ordinarily encountered and generally recognized as inherent in work of the character of the Work.
5.Subcontractors. Notwithstanding anything herein to the contrary, Contractor shall use only its own employees to perform all Work unless Company consents to the use of Subcontractors in the applicable scope of Work or otherwise in advance in writing or the aggregate value of the proposed Subcontracts with such proposed Subcontractor for the Work would be less than $500,000. Notwithstanding anything to the contrary, Contractor shall be and remain responsible and liable for all acts or omissions of its Subcontractors and any failure of the Subcontractors to comply with the provisions of this Agreement that apply to the performance of any or all Work, in each case as if they were the acts or omissions or failure to comply of Contractor. If Company so consents to such use, Contractor shall ensure that every agreement by Contractor with a Subcontractor for the performance of any portion of the Work (each, a “Subcontract”) (i) includes, at a minimum, contractual provisions that preserve and protect the rights and remedies of Company pursuant to this Agreement, (ii) provides Company with protection consistent with prudent industry practices to that provided by this Agreement, (iii) includes indemnities consistent with prudent industry practices as required of Contractor hereunder directly in favor of the members of the Company Group, (iv) makes Company a direct beneficiary of all warranties and performance guarantees, (v) entitles Company to enforce and, at its sole discretion, assume the future obligations of Contractor under the Subcontract, (vi) requires its Subcontractors to maintain the insurance in the types and amounts and under the conditions as set forth in in Exhibit B (including Schedule 1); (vii) provide such insurance with insurance companies satisfactory to Company and shall furnish certificates to evidence such insurance before the commencement of any Work performed hereunder; and (viii) names Company Group as additional insured on all insurance policies (except Workers’ Compensation and Professional Liability) and provides waiver of subrogation in favor of Company Group on all insurance policies. Company shall have the right upon request to review any Subcontract or proposed Subcontractor for purposes of verifying its compliance with this Agreement’s requirements.
6.Releases, Indemnities and Insurance. The following provisions shall apply to all release, indemnity and insurance provisions set forth in this Agreement:
(a)Definitions. For the purpose of this Section 6, the following definitions and general provisions shall apply:
(1)    The term “Company Group” shall mean (i) Company, its parent(s), its subsidiaries and each of their respective Affiliates, (ii) each of the respective co-lessees, partners, joint ventures and co-owners, contractors and Subcontractors of any tier (inclusive of any agent, consultant or contractor engaged by Company, other than any member of the Contractor Group) of the foregoing and (iii) each of the officers, directors, members, managers, agents, representatives, invitees, consultants and employees of those persons or entities described in the foregoing clauses (i) and (ii). “Affiliates” means any person or entity directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such person or entity and “control”, “controlling” or “controlled by” shall mean the possession, directly or indirectly, of the power direct or cause the direction of management or policies of such person or entity, whether through the ownership of voting securities or interests, by contract or otherwise.
(2)    The term “Contractor Group” shall mean (i) Contractor, its parent(s), its subsidiaries and each of their respective Affiliates, (ii) each of the respective co-lessees, partners, joint ventures and co-owners, contractors and Subcontractors of any tier (inclusive of any agent, consultant or contractor engaged by Contractor, other than any member of the Company Group) of the foregoing and (iii) each of the officers, directors, members, managers, agents, representatives, invitees, consultants and employees of those persons or entities described in the foregoing clauses (i) and (ii).
(b)Contractor Indemnity of Company Group. Contractor agrees to indemnify, release, protect, defend and hold harmless Company Group from and against any and all claims, losses, damages, costs, expenses, fines, suits, demands, causes of actions or judgments (including, but not limited to, claims, demands, judgments or suits for property damage, bodily injury, illness, disease, death or, for loss of services, wages or for loss of consortium or society or any costs incurred in defending or refuting the same, including reasonable attorneys’ and experts’ fees) (“Losses”) that may be brought by any person or entity against any member of the Company Group or in which any member of the Company Group may be named a party defendant, in all cases, only to the extent that any such Loss were caused by or arose out of (i) a breach of this Agreement or a Work Order by a member of Contractor Group, (ii) a failure by a member of

Contractor Group to comply with Applicable Laws, or (iii) the negligent acts, gross negligence, or willful misconduct of any member of Contractor Group. Contractor's indemnity obligations under this Section 6(b) expressly include Losses arising from the joint, concurrent, comparative, or contributory negligence or fault of any member of Company Group and any member of Contractor Group, and Contractor shall indemnify Company Group to the full extent of the negligence or fault attributable to Contractor Group under applicable law; provided, however, that no member of Contractor Group shall be obligated to indemnify, defend, release, or hold harmless any member of the Company Group from or against any Loss to the extent it is determined by a court of competent jurisdiction that such Loss results solely from the negligence, fault, or willful misconduct of any member of the Company Group, without any contributing negligence or fault of any member of Contractor Group, its agents, representatives, subcontractors, or suppliers. If any provision of this Section 6(b) is determined to be void or unenforceable under applicable law, such provision shall be severable, and the remaining provisions of this Section 6(b) and this Agreement shall remain in full force and effect. The obligations in this Section 6(b) shall survive the termination of this Agreement for the applicable statutory limitations period.
(c)Contractor Defense Obligations. With respect to the defense obligations of Contractor not covered under the OCIP (as defined in Exhibit B to this Agreement), Contractor shall defend and indemnify Company Group hereunder for any claims pursuant to Section 6(b); provided, however, that Company reserves the right, at its option, to participate at its own expense, with attorneys of its choice, in the defense of any such claims without releasing Contractor from any indemnity obligations hereunder; provided further, however, that Contractor shall have exclusive control of the defense and settlement of any such claim, insofar as, and to the extent that (i) Contractor is liable for the payment of the same or (ii) such settlement would not result in criminal liability to Company; and provided further, that the participation or non-participation by Company in such matter shall not be construed as any admission of liability on its part.
(d)Company Indemnity of Contractor. Company agrees to indemnify, release, protect, defend and hold harmless Contractor Group from and against any and all Losses that may be brought by any person or entity against any member of the Contractor Group or in which any member of the Contractor Group may be named a party defendant, in all cases, only to the extent that any such Loss was caused by or arose out of (i) a breach of this Agreement or a Work Order by a member of Company Group, (ii) a failure by a member of Company Group to comply with Applicable Laws, or (iii) the negligent acts, gross negligence, or willful misconduct of any member of Company Group. Company’s indemnity obligations under this Section 6(b) expressly include Losses arising from the joint, concurrent, comparative, or contributory negligence or fault of any member of Contractor Group and any member of Company Group, and Company shall indemnify Contractor Group to the full extent of the negligence or fault attributable to Company Group under applicable law; provided, however, that no member of Company Group shall be obligated to indemnify, defend, release, or hold harmless any member of the Contractor Group from or against any Loss to the extent it is determined by a court of competent jurisdiction that such Loss results solely from the negligence, fault, or willful misconduct of any member of the Contractor Group, without any contributing negligence or fault of any member of Company Group, its agents, representatives, subcontractors, or suppliers. If any provision of this Section 6(d) is determined to be void or unenforceable under applicable law, such provision shall be severable, and the remaining provisions of this Section 6(d) and this Agreement shall remain in full force and effect. The obligations in this Section 6(d) shall survive the termination of this Agreement for the applicable statutory limitations period.
(e)The obligations in this Section 6(d) shall survive the termination of this Agreement for the applicable statutory limitations period.
(f)Company Defense Obligations. With respect to the defense obligations of Company not covered under the OCIP (as defined in Exhibit B to this Agreement), Company shall defend and indemnify Contractor Group hereunder for any claims pursuant to Section 6(d); provided, however, that Contractor reserves the right, at its option, to participate at its own expense, with attorneys of its choice, in the defense of any such claims without releasing Company from any indemnity obligations hereunder; provided further, however, that Company shall have exclusive control of the defense and settlement of any such claim, insofar as, but only to the extent that (i) Company is liable for the payment of the same or (ii) such settlement would not result in criminal liability to Contractor; and provided further, that the participation or non-participation by Contractor in such matter shall not be construed as any admission of liability on its part.
(g)Waiver of Consequential Damages. Company and Contractor shall not be liable to the other Party for special, indirect or consequential damages resulting from or arising out of this Agreement or loss of business or business opportunities, loss of profit or anticipated profit, overhead costs, delay, standby, downtime or business interruptions, whether or not foreseeable at the execution date of this Agreement however caused, provided, however, that in no event will this Section 6(f) limit Company’s right to recovery hereunder pursuant to an indemnity obligation or Company’s available liquidated damages. Notwithstanding the aforementioned, Contractor shall remain liable to Company for special, indirect or consequential damages resulting from or arising out of this Agreement or loss of business or business opportunities, loss of profit or anticipated profit, overhead costs, delay, standby, downtime or business interruptions, in each case whether direct or indirect and whether or not foreseeable at the execution date of this Agreement due to its negligence or willful misconduct.
(h)Notwithstanding anything to the contrary, Contractor shall have no liability for any hazardous material or damage caused therefrom not introduced to the Work Site by Contractor, except to the extent Contractor (or any member of Contractor Group) negligently or willfully exacerbates same and fails to take action to mitigate any resultant damage and Contractor shall at no time be deemed to be the owner or be deemed to have title to such pre-existing hazardous materials nor shall Contractor be responsible for any damages caused by the Company’s or a third party’s (other than any member of Contractor Group) handling of hazardous materials (even if such hazardous materials were brought on to the Work Site by Contractor).
(i)Notwithstanding the Agreement’s requirements and obligations set forth in Sections 6(b)-(e) of this Agreement, Company, Contractor, and its enrolled Subcontractors are participants under the OCIP. The obligations of Company and Contractor pertaining to the indemnity requirements and obligations set forth in this Section 6 shall take effect only in the event that the insurance provided under the OCIP is exhausted, insufficient, inapplicable to the particular claims or otherwise unavailable in whole or in part. In the event that the insurance provided under the OCIP is exhausted, insufficient, inapplicable, or otherwise unavailable in whole or in part, Company’s and Contractor’s obligations under the indemnity requirements and obligations set forth in this Section shall be triggered and apply. Company’s and Contractor’s obligations to defend and indemnify the indemnified parties shall exist whether or not there is available insurance coverage. The defense and indemnification obligations of set forth in Sections 6(b)-(e) of this Agreement shall at all times be in excess of any applicable coverage available under the OCIP described in Exhibit B to this Agreement. Contractor, all its enrolled Subcontractors, and their insurance providers shall waive any and all of their rights of subrogation against indemnified parties.
7.Payment for Goods and Services.
(a)Payment Amount. The consideration to be paid by Company to Contractor for the Work shall be the amount set forth and agreed to in a Work Order. The terms and conditions set forth in any Work Order, validly entered into pursuant to the terms of this Agreement, shall be deemed incorporated and made a part hereof for all purposes.
(b)Payment Terms. Contractor may bill Company at Company’s address shown herein at the end of each month. Company agrees to pay all undisputed amounts of Contractor’s invoices within forty-five (45) calendar days of the receipt of Contractor’s invoice. If Company does not pay such undisputed amounts within such period, Company will pay Contractor a penalty of 1.5% of such amounts.
(c)Offset. Any amounts due hereunder shall be paid by Company to Contractor, subject, however, to the right of Company to withhold payments as a result of (i) Contractor’s failure to perform its obligations set forth in this Agreement and (ii) any reasonably disputed amounts contained in an invoice received from Contractor.
(d)No Waiver. Payment of an invoice (whether disputed or not) in whole or in part shall be without prejudice and shall not constitute a waiver of (i) Company’s right to subsequently dispute any charge or contest the amount or correctness of an invoice and seek reimbursement, or (ii) a claim or other right that Company may have, including, without limitation, claims regarding liens, warranty rights, and risk allocation obligations. Payment of an invoice in whole or in part shall not constitute approval, acceptance, or inspection of the Work. In no event shall Company be liable for payment of interest on funds reasonably withheld, reasonably disputed, or otherwise reasonably retained pursuant to this Agreement.
(e)Retainage. Company shall have a right to withhold 7.5% of the amount due under each invoice until such Work has been completed. Retainage will be released for undisputed amounts within 90 days of the invoice date. Contractor shall provide a full and final release, in a form satisfactory to Company and executed by each of Contractor’s Subcontractors, indicating that all such Subcontractors have been fully paid. Company will not hold retainage when it is on de minimis items of Work, or because a Force Majeure event. For purposes of this Section 7(e), “de minimis items of Work” means individual items of incomplete, defective, or non-conforming Work the aggregate value of which does not exceed the lesser of (i) one-half of one percent (0.5%) of the price of the applicable Work Order or (ii) Twenty-Five Thousand Dollars ($25,000); provided that Company may withhold retainage with respect to any item, regardless of value, the completion or correction of which is necessary for the safe, lawful, or operational use of the Work or for the issuance of any certificate of final acceptance of the Work.
(f)Tax Back Requirements. Contractor will provide Company an executed copy of the Arkansas Tax Back Form 1100 (Contractor/Developer Waiver of Refund), for the period covered by each Work Order. In addition, Contractor will require all Subcontractors to provide Company with an executed copy of Arkansas Tax Back Form 1100 for the period covered by each Work Order. Contractor will provide Company with an electronic file of data (Detailed Spreadsheet in the format per Schedule A of the Tax Back Form 1000 and scanned copies of all related invoices) necessary for Company to receive the sales and use tax refunds available under the Tax Back incentive program. Contractor will require all Subcontractors to provide the necessary data as indicated above to Contractor. Contractor will forward the data to Company in the format listed above. Contractor will provide all data to Company no later than January 10th following the calendar year of the expenditure’s invoice date. Furthermore, Contractor will also provide in a timely manner any additional information required by the State of Arkansas to substantiate the refund claims The Contractor will assess cost for this work.
8.Intellectual Property.
(a)Title to Intellectual Property. Subject to Contractor’s pre-existing intellectual property rights, title to all plans and specifications and technical data, including drawings, information, flow diagrams, layout details and specifications, computer programs and their contents (and the underlying intellectual property related to each of the foregoing) which have been furnished to Contractor by Company or developed or derived by Contractor for Company pursuant to this Agreement or in connection with the Work shall belong to and become the property of Company and shall not be commingled with any other information, data or technology for any purpose other than in connection with the Work performed hereunder.
(b)Works Made for Hire. Notwithstanding the above paragraph, Contractor agrees that all Work is “works made for hire” under federal copyright law. Contractor also assigns to Company any rights Contractor may have or obtains in such copyrightable software that Contractor creates or has created at the request or direction of Company. Contractor shall not use any person or entity to create such software for Company who does not agree in advance, in writing, (i) that the software is a works made for hire under federal copyright law or (ii) to assign to Company all rights the person or entity may have or obtain in the works. Contractor shall provide Company with copies of all such works made for hire, including, but not limited to, source code and object code, and assignment agreements before any person or entity participates in the creation of any copyrightable software for Company.
9.Insurance Requirements. In connection with any Work Order agreed to by the Parties, Contractor shall secure and maintain during the term of this Agreement the insurance in the types and amounts and under the conditions as set forth in Exhibit B. Contractor shall provide such insurance with insurance companies satisfactory to Company and shall furnish certificates to evidence such insurance before the commencement of any Work performed hereunder. Contractor shall require its Subcontractors to maintain the insurance in the types and amounts and under the conditions as set forth in Exhibit B (including Schedule 1). For Subcontractors and other parties enrolled in the OCIP, the OCIP shall serve as the primary and noncontributory source of general liability coverage in accordance with Exhibit B and the OCIP Insurance Manual.
10.Force Majeure. A “Force Majeure Event” means any event or circumstance occurring after the execution date of the relevant Order that is beyond the reasonable control of Company or Contractor, as the case may be, and which (or the effects of which) is or are unavoidable notwithstanding the exercise of good industry practice and due diligence by the Party affected. Notwithstanding the foregoing, none of the following conditions shall constitute a Force Majeure Event: (i) reasonably foreseeable weather conditions including high and low ambient temperatures and rain; (ii) a failure of any Subcontractor to furnish labor, services, materials or equipment on the dates agreed to, unless such failure is itself due to a Force Majeure Event; (iii) general economic conditions and exchange rate fluctuations; (iv) the financial condition of Contractor or any Subcontractor; or (v) the financial condition of Company.
(a)Notice and Effect. The Party affected by a Force Majeure Event (the “Affected Party”) shall give the other Party written notice of the Force Majeure Event as soon as reasonably practicable, and in any event within ten (10) days after the Affected Party knew or should have known of its occurrence, describing the Force Majeure Event, the obligations affected, and the Affected Party’s good-faith estimate of the probable extent and duration of the resulting delay, and shall provide written updates not less frequently than every thirty (30) days for so long as the Force Majeure Event continues. Subject to the foregoing notice and to the Affected Party’s compliance with Section 10(b), the affected obligations of the Affected Party (other than any obligation to pay amounts then due and owing) shall be suspended, and the time for performance extended, only for so long as and to the extent that the Force Majeure Event actually prevents performance. A failure to give timely notice shall not relieve the Affected Party of liability for, and the period of excused performance shall be reduced by, any delay or Losses caused by such failure.
(b)Mitigation. The Affected Party shall use commercially reasonable efforts to avoid, overcome, and mitigate the effects of the Force Majeure Event and to resume full performance of the affected obligations as promptly as reasonably practicable; provided that nothing in this Section 10(b) shall require the Affected Party to settle any strike or other labor disturbance on terms it considers unfavorable in its reasonable judgment. The Affected Party shall keep the other Party reasonably informed of its mitigation efforts.
(c)Termination for Prolonged Force Majeure. If a Force Majeure Event prevents performance of a material portion of the Work for a continuous period of one hundred fifty (150) days, or for aggregate periods exceeding one hundred eighty (180) days, then Company may, in its sole discretion, terminate this Agreement and/or any affected Work Order, in whole or in part, upon written notice to Contractor. Any such termination shall be without liability to either Party, except that Company shall pay Contractor for Work properly performed through the effective date of termination, together with Contractor’s actual, reasonable, and non-cancellable demobilization and Subcontractor cancellation costs, in each case determined in accordance with Section 18; provided that the five percent (5%) amount described in Section 18 shall not apply to a termination under this Section 10(c).
11.Assignment. Contractor shall not assign its rights or obligations under this Agreement to any party without the prior written consent of Company, which will not be unreasonably withheld. The provisions of this Agreement and any Order are binding on the parties hereto and their respective successors and permitted assigns. Company may assign this Agreement or any of its rights or obligations including warranties and any exercise of remedies hereunder to an affiliate, a lending entity, or as a result of a corporate reorganization, merger, acquisition, or purchase of substantially all of its assets without the prior written consent of the other Party. Furthermore, and without the prior written consent of Contractor, upon any exercise of remedies by any of Company’s lenders or such lenders’ agent, Company may assign any and all of its rights and obligations under this Agreement to any such lender or such lender’s agent. In addition, Contractor shall ensure that any manufacturer or supplier warranties shall be fully assignable to Company (or any successor, assignee or transferee of Company) without restriction, except for non-payment of undisputed amounts due and payable by Company (any such amounts, the “Specified Amount”); provided that any such lender or lender’s agent shall have the opportunity to cure such non-payment and any related defaults by paying all such Specified Amounts no later than fifteen (15) Business Days after receipt of written notice thereof from Contractor.
12.Prior Agreements. If any part of the Work provided for by this Agreement is commenced by Contractor under oral agreement or prior written agreement prior to the execution of this Agreement, this Agreement shall apply thereto in the same manner as if made before said Work was commenced and the prior agreement shall no longer be effective, it being understood that this Agreement supersedes and replaces all prior agreements.
13.Conflict of Provisions. In the event there should be any conflict or inconsistent terms between the provisions of this Agreement and any Work Order, whether written or oral, the provisions of this Agreement shall control notwithstanding any express language to the contrary therein, unless the instrument purporting to modify this Agreement satisfies the requirements of Section 14.
14.Modification of Contract. No change, modification, or extension of (i) this Agreement or any of the provisions hereof or any representation, promise or condition relating to this Agreement or (ii) any Work Order, including the scope of Work contemplated therein, in each case, shall be binding upon either Party unless made in writing specifically referring to this Agreement, or the applicable Work Order, as the case may be, by title and date, stating in conspicuous writing that this Agreement, or the applicable Work Order, as the case may be, is to be superseded thereby, and signed by an officer of each Party.
15.Waiver. A waiver by either Party of any one or more defaults by the other hereunder shall not operate as a waiver of any other defaults (whether past or future) whether of a like or of a different character. No waiver of any provision of, or default under, this Agreement shall be effective unless made in writing and signed by an authorized representative of the Party against whom enforcement of the waiver is sought, and no failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as, or be deemed, a waiver thereof.

16.Audit. For twenty-four (24) months after final acceptance of the Work by Company (and for any additional period as may be necessary to permit Company to complete any audit commenced within such 24-month period), Contractor agrees to retain, and to cause its Subcontractors to retain, all pertinent books, payrolls, and records relating to Work performed hereunder and representatives and auditors of Company shall have access at all reasonable times to review, audit, and inspect (and make copies of) any and all books, payrolls, and records maintained or in the possession of Contractor and any of its Subcontractors relating to any of the Work performed hereunder. Notwithstanding anything to the contrary, (a) Company shall not have the right to inspect or audit the makeup of any fixed fee, lump sum, unit price, percentage markup, or any other fixed form of compensation, or any information which is confidential, proprietary, or could cause competitive harm to Contractor, (b) Contractor will not agree to any audit based on statistical sampling or other similar methodology, and (c) any third party auditor shall be selected based on mutual agreement between the Parties, acting reasonably.
17.Notices. All notices or other communications required, or which may be given under the terms of this Agreement shall be given in writing and shall be deemed sufficiently given or served if personally delivered, or sent by registered or certified mail, return receipt requested, postage prepaid, or if sent via overnight service (such as Federal Express) addressed as follows:
The address of notice for Company shall be:

Attention:	General Counsel
Address:	10000 Energy Drive, Suite 600
Spring, TX 77389
Email:	contracts@onetetra.com
The address for notice to Contractor shall be as set forth on the signature page. Notice shall be deemed effective upon receipt or refusal. The addresses for notices given herein may be changed by either Party advising the other in writing of its new address.
18.Term.
(a)This Agreement shall remain in effect until canceled at the option of the Company by giving the Contractor thirty (30) days prior written notice to that effect, but neither Party shall, by the termination of the Agreement, be relieved of its respective liability arising from or incident to Work performed or commenced and Contractor’s obligations shall survive to the extent required for their full observance and performance.
(b)In the event of termination of this Agreement without cause, to the extent that there are any outstanding Work Orders which Company seeks to terminate in connection with the termination of this Agreement, Contractor shall be entitled to all reasonable costs associated with the termination of such Work Orders, including actual cancellation fees owed by Contractor to its Subcontractors, actual demobilization costs of Contractor’s and its Subcontractors’ personnel and equipment, and five percent (5%) of the unpaid portion of the contract price.
(c)Notwithstanding the foregoing, should (1) Contractor become insolvent or make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as the same become due, (2) any proceedings be instituted by Contractor under Applicable Laws for relief of debtors or for the appointment of a receiver, trustee or liquidator of Contractor, (3) a voluntary petition in bankruptcy or for a reorganization or for an adjudication of Contractor as insolvent or bankrupt be filed, (4) an attachment be levied upon Contractor’s equipment and not removed within five (5) days therefrom or (5) Contractor fail to perform its obligations set forth in this Agreement or any Work Order, and after receiving notice of such failure by Company, should Contractor fail to cure such default within thirty (30) days of Company’s notice of such failure, then upon the occurrence of any such event, without prejudice to any of its other rights or remedies available at law or otherwise, Company shall thereupon have the right to cancel this Agreement and all verbal or written agreements, including Work Orders, between the parties, and to terminate immediately all Work then being performed by Contractor hereunder.
19.Choice of Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without regard to its conflict of law principles that would require the application of the laws of another jurisdiction. Notwithstanding anything herein to the contrary, each Party covenants and agrees that it shall not invoke, argue, claim, or assert the laws or jurisdiction of any other state or commonwealth in an attempt to challenge, void, or render unenforceable any provision or term of this Agreement. The Parties irrevocably submit to the exclusive jurisdiction of the federal and state courts located in Pulaski County

Arkansas. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE BETWEEN THE PARTIES OR WITH RESPECT TO ANY LITIGATION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
20.Savings Clause. Any provision herein prohibited by Applicable Laws shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement.
21.Construction. In construing this Agreement, no consideration shall be given to the captions of the sections or subsections, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction. A defined term has its defined meaning throughout this Agreement and each exhibit, attachment, and schedule to this Agreement regardless of whether it appears before or after the place where it is defined. The plural shall be deemed to include the singular, and vice versa and each gender shall be deemed to include the other genders.
22.Counterparts. This Agreement may be executed in multiple originals, each of which shall together constitute but one and the same instrument.
23.Trade Secrets and Other Confidential Information. In the course of providing the Work pursuant to this Agreement, Contractor may come into possession of information and/or materials which are confidential, privileged, and/or proprietary in nature regarding Company’s business activities. Contractor acknowledges that all such information belongs to Company, constitutes specialized and highly confidential information not generally known in the industry; and, in some instances, constitutes trade secrets of Company. Accordingly, Contractor recognizes and acknowledges that it is essential to Company to protect Company’s confidential and proprietary information and will hold such information in trust and confidence for Company’s sole and exclusive use and benefit. During the term of this Agreement and for thirty-six (36) months thereafter, Contractor shall not disclose such information to any person, firm or association or other entity for any reason or purpose whatsoever, unless such information has already become common knowledge or unless Contractor is required to disclose the information by judicial process or for purposes of execution of the Work in any applicable Work Order.
24.No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any person or entity other than Company, Contractor or their respective insurers to any claim, cause of action, remedy or right of any kind hereunder.
25.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
[Signature Page Follows]

EXECUTED effective as of the latest day of execution by the duly authorized representative of each Party below:

CONTRACTOR:

DIVERSIFIED CONSTRUCTION & DESIGN, L.L.C., an Arkansas limited liability company

By: /s/ Blake Williamson
Name: Blake Williamson
Title: CEO
Date: June 11, 2026 _______________________________

COMPANY:

TETRA BROMINE PROJECT LLC

By: /s/ Tim C. Moeller
Name: Tim C. Moeller
Title: Vice President
Date: June 12, 2026_________________________________

EXHIBIT A
Form of Work Order for Services

EXHIBIT B
Releases, Indemnities and Insurance (Insurance Requirements)

SCHEDULE 1 to EXHIBIT B
Contractor's Required Insurance

EXHIBIT C
Owner Controlled Insurance Program (OCIP) Insurance Manual